CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of August 6, 2026 (the “Date of Execution”), by and between Techlott Inc. (formerly AppYea Inc.), a Nevada corporation (the “Company”), and Bary (Boris) Molchadsky (the “Consultant”).

WHEREAS, the Company wishes to engage the Consultant to provide consulting and advisory services, and the Consultant wishes to provide them, on the terms set forth below; and

WHEREAS, this Agreement is the consulting arrangement contemplated by the parties’ settlement;

NOW, THEREFORE, the parties agree as follows:

1. Services.
The Consultant will provide consulting and advisory services to the Company as the Company may reasonably request from time to time, consistent with the Consultant’s experience and background. The Consultant will determine the manner and means by which the services are performed.

2. Term.
This Agreement is effective as of January 1, 2026 (the “Effective Date”), and continues for thirty-six (36) months, through December 31, 2028, unless earlier terminated under Section 7.

3. Fee.
(a) The Company will pay the Consultant a fee of $10,000 plus VAT per month (the “Fee”). The Fee accrues monthly from the Effective Date, and all payments are applied as provided in Section 3(f).

(b) The Consultant will issue a tax invoice for each payment, and the Company will pay against the invoice.

(c) To the extent any accrued Fee is not paid when due, it will accumulate as a debt of the Company and be paid in accordance with Section 3(g).

(d) Current Payments. Until the completion of the Company’s next capital raise, the Company will pay the Consultant NIS 20,000 per month. Following the completion of that raise, the Company will pay the Consultant $10,000 plus VAT per month on account of the Fee.

(e) Signing Bonus. Without derogating from anything in the agreement including sections 3(a) and 3(c); the Company will pay the Consultant a one-time signing bonus of $25,000 (plus VAT), payable within three (3) days of the date of signing of this Agreement. The signing bonus is paid on account of, and is credited against, the Debt (as defined below), and is otherwise non-

refundable. For the avoidance of doubt, following payment of the signing bonus, the balance of the Debt is $35,000.

(f) Debt; Application of Payments. The parties confirm that the debt owed to the Consultant, as reflected on the Company's books, is $60,000 as of June 30, 2026 and as of the Date of Execution (the "Debt"), and that an additional $70,000, exclusive of applicable VAT, is owed to the Consultant in respect of unpaid Fee accrued from January 1, 2026 through July 31, 2026, such amounts totaling $130,000, exclusive of applicable VAT on the Fee, with the Fee continuing to accrue thereafter in accordance with Section 3(a). All payments by the Company to the Consultant under this Section 3 are applied first to the Debt and then to the accrued unpaid Fee, and no amount is payable more than once.

(g) Payments from Capital Raises. The Company will pay the Consultant up to ten percent (10%) of the gross proceeds of each capital raise completed by the Company after the Date of Execution, within three (3) business days of the Company's receipt of the funds, until the Debt and the accrued unpaid Fee have been paid in full.

4. Independent Contractor.

The Consultant is an independent contractor and not an employee of the Company. The Consultant is solely responsible for all taxes and statutory payments arising from the fee. Nothing in this Agreement creates an employment, partnership, or agency relationship, and the Consultant is not entitled to any employee benefits.

5. Expenses.

The Company will reimburse the Consultant for reasonable expenses against a valid invoice or receipt, up to $500 per month; expenses above that amount require the Company's prior written approval.

6. Confidentiality; Work Product.

The Consultant will keep the Company's confidential information confidential and use it only to perform the services. Work product created by the Consultant in the course of the services for the Company belongs to the Company.

7. Termination.

The Company may not terminate this Agreement for convenience. The Company may terminate this Agreement only for cause, meaning the Consultant's material breach of this Agreement, or willful misconduct, that remains uncured fifteen (15) business days after written notice from the Company describing the breach. If the Company terminates other than for cause, the fee for the remainder of the term remains payable. The Consultant may terminate this Agreement on thirty (30) days' written notice.

8. Governing Law.

This Agreement is governed by the laws of the State of Nevada, without regard to conflict of laws principles. Either party may seek injunctive or other equitable relief in any court of competent jurisdiction.

9. Entire Agreement; Counterparts.

This Agreement is the entire agreement between the parties on its subject matter. It may be amended only in writing signed by both parties, and may be executed in counterparts, including by electronic signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TECHLOTT INC.

/s/ Yakir Abadi
By: Yakir Abadi, Chief Executive Officer

/s/ Bary Molchadsky
Bary (Boris) Molchadsky